Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

September 14, 2021

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20910

Attention: Mr. Charles Allen, Chief Executive Officer

Dear Mr. Allen:

We have acted as counsel to BTCS Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of the Registration Statement on Form S-3 (File No. 333-252509), as amended, and the Registration Statement on Form S-3MEF (File No. 333-259510), which was filed with the Commission on September 14, 2021 (collectively, the “Registration Statement”) as supplemented by the Prospectus Supplement dated September 14, 2021 (“Prospectus Supplement”), relating to the offer and sale by the Company of an aggregate gross sales price of up to $98,767,500 (the “Shares”), pursuant to the terms of the At-The-Market Offering Agreement dated as of September 14, 2021 (the “Agreement”) by and among the Company and H.C. Wainwright & Co., LLC, as sales agent.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement and the Prospectus included within the Registration Statement; (ii) the Prospectus Supplement; (iii) the Agreement, (iv) the form of Common Stock Certificate of the Company; (v) the Company’s Articles of Incorporation; (vi) the Company’s Bylaws; (vii) certain resolutions of the Board of Directors of the Company; and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering this opinion. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for as set forth in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Nevada, and we do not express any opinion herein concerning any other law.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of this letter as an exhibit to the Company’s Form 8-K filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.